Exhibit 99

News Release
Urban Televison Network Corporation
2707 South Cooper,  Suite 119
Arlington, Texas   76015


                              FOR IMMEDIATE RELEASE
                                  Teresa Lomas
                                 (817) 303-7449

Urban Television Network Corporation (URBT) Releases 2005 Business Update on Progress to Date Toward Improving the Company's Outlook

CEO Reports on First Ninety Days of Extreme Makeover of the Company, Its Strategic Direction, Revenue Model, Programming and Branding Initiative

Dear Fellow Shareholders,

On May 24, 2005, the Company announced my taking the leadership helm as CEO. The extreme makeover is well under way. The new look began with our logo and new web site www.uatvn.com. Our business model is intended to build assets and revenue from areas that directly and positively impact the future prospects of our target viewers and customers.

Our viewers are African Americans and English speaking Hispanics, the emerging majority. The emerging majority is the focus of all of our efforts. The commonality between English speaking Hispanics, the general market, and the trend leading African Americans represents the sweet spot for targeting our programming and brand positioning. Our planned customers are Fortune 500 corporations.

The first ninety days have not been easy. It has taken a lot of hard work by some very good people to get us where we are today - Urban is the only minority certified television network composed of broadcast television station affiliates across the country that air programming supplied by your network's satellite transmission distribution system.

We are particularly excited about the inroads we have made on our three areas of focus:

1. Assets/Revenue - We are in the process of making presentations to Fortune 500 companies. We are discussing several asset-building strategies. We will keep you apprised of our progress.
2. Measurable Distribution - Full Power stations are our new focus. We have begun discussions with several independent full power stations and several large station groups to increase our affiliate base. In fact, as announced previously, we have recently added several new affiliates. We have also begun discussions with Nielsen Media Research regarding partnering with us in reaching and measuring urban viewers, the emerging majority.
3. Programming - Our programming has changed to reflect our new positioning, led by our EVP Network Programming, Ms. Sandra Pate, formerly with the Fox Network. We are planning new interactive programming to complement our existing interactive programming. We are in the final stages of planning the launch of the network along with several signature original shows. We are planning that launch for the first half of 2006.

We believe that if we focus on the fundamentals as noted above we will begin to achieve the revenue numbers and ratios that will lead the market to recognize our company as a leader in the urban TV marketplace.

What is Urban?
Urban is a lifestyle that follows the trends set by African Americans who strongly influence fashion, music, language and general market buying habits. It is a diversity of cultures, the majority of which are married with large families. They watch more TV than the national average and are very responsive to marketing messages.

What is urban America?
Predominately African Americans and Hispanics, it also includes Asians, Multi-Cultural and other Americans. Urban America is the future new majority

Why target urban America?
Buying Power is well in excess of $1 trillion and growing rapidly.

Why do you believe that Fortune 500 companies will buy your advertising?
Planned Nielsen rated programming. Our programming reflects the true diversity of life in America.
One stop shopping for their minority dollars.
We are certified by the National Minority Supplier Development Council.

What is the long-term plan for Urban Television Network Corporation?
URBT's business model of combining Nielsen ratings (supplemented with interactive feedback from viewers) with urban programming and Fortune 500 companies is not difficult to understand. Performance, meaning revenue growth and profits, is at the core of our long-term efforts. URBT has a relatively large shareholder base. This shareholder base is predominately retail, made up largely of individual investors versus institutional investors such as pension funds, mutual funds and insurance companies. Institutional investors typically buy and hold larger numbers of shares for longer periods of time than retail investors, which have a higher ratio of traders. It is important that over the long term we appeal to these institutional investors.

Performance and recognition by industry analysts will help to build institutional investment recognition. However, institutional investors are not permitted by their own mandates and investment charters to invest in over the counter stocks. Accordingly, it is important that we move to a national exchange where institutional investors will be permitted to purchase the Company's stock and build large positions as a part of their overall portfolio.

URBT is planning to move toward a national exchange listing. In addition to planning for revenue and asset value growth, we plan to update the company's regulatory filings, accounting footnotes and corporate governance procedures to assure they meet or exceed the increased administrative requirements of a national exchange. Our planned goal is to obtain a national exchange listing in the 2006 calendar year.

Management and Employee Commitment
On behalf of management and everyone working here at URBT, I sincerely thank all of our shareholders for their patience and support. We are passionate here at URBT about our business model and the results we believe we can derive from it. We are urban market enthusiasts and are genuinely excited about our business prospects. We recognize that many shareholders have believed in us and have been frustrated by the stock price. We thank you even more for persevering through the frustration. We are all working hard here at URBT committed to building a recognized urban market leader that is recognized by both of our market sectors, viewers and Fortune 500 companies along with the financial marketplace. We have made substantial progress positioning ourselves for the opportunities that are before us. The path is not always easy, but we do sincerely believe that the shareholders will not regret their resolve and perseverance.

Thank You,
Jacob Miles
CEO & Chairman
Urban Television Network Corp.

Forward-Looking Statements

This document contains forward-looking statements and information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, competition, advances in technology and other factors.